Media Contact:	Stefan Prelog
Walek & Associates
212-590-0523
sprelog@walek.com

FOR IMMEDIATE RELEASE

FORWARD INDUSTRIES TO ACQUIRE CONSUMER ELECTRONICS ACCESSORIES COMPANY

New York, December 8, 2010 – Forward Industries, Inc. (NASDAQ: FORD) (the “Company” or “Forward”) is pleased to announce that it has signed a Letter of Intent to acquire Flash Ventures, Inc., the leader in professional sports and college team-branded consumer electronics peripherals and accessories.

Flash Ventures has product distribution in more than 3,000 retail locations, including five of the top ten major retailers in the U.S., in addition to its online channels.  The agreement includes a unique opportunity for Forward to acquire a mobile accessories product portfolio that caters to sports fans, alumni and students. Forward anticipates the transaction will result in a positive contribution to 2011 operations, following closing.

“This is an exciting potential acquisition for us,” said Brett Johnson, CEO of Forward Industries.  “Flash Ventures has an innovative business model establishing true barriers to entry by virtue of their cross-category product offering and great partnerships with all  major sports leagues in the U.S.  We plan to strategically expand this business domestically and internationally by leveraging our global sales experience along with our Asian product development and supply chain capabilities.”

“This pending acquisition is the first step in what we believe will be a multi-year process of transforming Forward into a leading provider of both licensed and proprietary technology accessories,” said Grange Johnson, Forward’s Chairman of the Board of Directors.

The Company will use commercially reasonable efforts to execute a definitive merger agreement as soon as feasible, subject to due diligence, necessary regulatory approvals, and other customary closing conditions, with closing anticipated by March 31, 2011.

This acquisition would be the first by Forward since Brett Johnson’s appointment as President and CEO in August 2010.

About Forward Industries

Forward Industries, Inc. designs and distributes custom carrying case solutions for hand held electronic devices. Forward’s products can be viewed online at www.fwdinnovations.com and www.forwardindustries.com.

Forward-Looking Statements

This news release contains forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are subject to risks and uncertainties. Actual results may differ substantially from those expressed or implied in such forward-looking statements due to a number of factors. Readers are cautioned that all forward-looking statements are based on management’s present expectations, estimates and projections, but involve risks and uncertainty, including without limitation, anticipated transaction structure and terms of the transaction, status of the acquisition process, uncertainties in the negotiation of definitive agreements, the due diligence process, the ability to obtain necessary third party consents, as well as general market conditions, competition and pricing. Please refer to the Company’s report on Form 10-K for the year ended September 30, 2009 and subsequent reports on Forms 10-Q and 8-K as filed with the Securities and Exchange Commission for additional information. The Company is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.